Exhibit 99.1

Soluna Holdings Reports Q1’24 Results

Quarterly Adjusted EBITDA jumps by $8.1 million year-over-year, Cash grows by 32%

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ALBANY, NY, May 16, 2024 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced financial results for the first quarter ended March 31, 2024.

John Belizaire, CEO of Soluna, said, “This year’s first quarter is the first time Projects Sophie, Dorothy 1A, and Dorothy 1B were fully operational and scaled up as can be seen in our strong financial performance. Revenue grew 307% while Cost of Revenue grew only 78% and General and Administrative Expenses shrank by 5%, yielding a positive Operating Income of $0.407M compared to last year this time.”

Belizaire went further on to say, “Our strategic diversification to Data Hosting is paying off and has us focused on several important and exciting new projects that we look forward to announcing in the coming months. We have positioned ourselves well for Post-Halving and are driving hard to launch the recently announced Soluna Cloud business and confirm Dorothy 2 financing and timing.”

Finance and Operational Highlights:

●	Record Adjusted EBITDA – Adjusted EBITDA (non-GAAP) ramped to $5.1 million compared to the first quarter of 2023 of ($2.9) million, an increase of $8.1 million driven by strong revenue growth and cost discipline.

●	Strong Cash Growth – Cash grew 85% from the first quarter of 2023 and 32% from the end of 2023 to $8.4 million.

●	Another Record Revenue Quarter – Revenue continued to grow, up 24% to $12.5 million compared to $10.1 million in the fourth quarter of 2023.

●	Completed Winter Demand Response System Period – As part of its ancillary services plan, Soluna earned $875,000 as it completed the program’s winter period at Project Dorothy, demonstrating our ability to effectively diversify sources of revenue.

●	Soluna Launches New AI Cloud Service – The Company recently announced its new AI Cloud service, Soluna Cloud, in collaboration with a leading High Performance Computing Company, during the second quarter of 2024.

●	Post-Halving Optimizations – The Company continued its post-halving optimization plan to boost hashrate for its hosting clients and its proprietary mining operations. The Company’s optimizations include MaestroOS™ upgrades to increase granular control of miners, sites with industry-leading Power Usage Effectiveness (PUE) and electrical design, software-based tuning to improve J/TH, and preventative maintenance using predictive systems.

●	New CFO – John Tunison was appointed as CFO, replacing David Michaels who will be returning to his role on the board.

Adjusted EBITDA by Quarter

Financial Summary:

Key financial results for the first quarter include:

●	The strong first quarter results of $12.6 million in revenue represented a 24% increase as compared to the fourth quarter of 2023 and an increase of 307% compared to the first quarter of 2023.

●	Cryptocurrency Mining Revenue increased by approximately $3.6 million - compared to the first quarter of 2023, due to a significant increase related to the average price of Bitcoin increasing by 134%. In addition, the dollars per Petahash per day was 26.6% higher.

●	Data Hosting Revenue increased by approximately $5.0 million - compared to the first quarter of 2023, primarily related to the energization and deployment of hosting customers at Project Dorothy 1A in the second quarter of 2023.

Revenue & Cost of Revenue by Project Site

First Quarter 2024

(Dollars in Thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other	Total
Cryptocurrency mining revenue	$6,396	$-	$-	$-	$-	$6,396
Data hosting revenue	-	3,542	1,736	-	-	5,278
Demand repsonse services	-	-	-	-	875	875
Total revenue	$6,396	3,542	1,736	-	-	12,549

Cost of cryptocurrency mining, exclusive of depriciation	$1,841	$-	$-	$-	$-	$1,841
Cost of data hosting revenue, exclusive of depriciation	-	1,737	514	-	-	2,251
Cost of revenue - depriciation	1,084	287	150	-	5	1,523
Total cost of revenue	$2,925	$2,021	$664	$-	$5	$5,615

Revenue & Cost of Revenue by Project Site

First Quarter 2023

(Dollars in Thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other		Total
Cryptocurrency mining revenue	$-	$-	$2,027	$796	$		$2,796
Data hosting revenue	-	-	-	276		10	286
Demand repsonse services	-	-	-	-		-	-
Total revenue	$-	-	2,027	$1,045		$10	3,082

Cost of cryptocurrency mining, exclusive of depriciation	$61	$-	$1,389	$801		$-	$2,251
Cost of data hosting revenue, exclusive of depriciation	-	58	-	214		-	$272
Cost of revenue - depriciation	-	-	503	122		-	$625
Total cost of revenue	$61	$58	$1,892	$1,137		$-	$3,148

●	Gross Profit improved by nearly $7.0 million - as operations pivoted to Data Hosting and Project Dorothy reached full energization, costs of revenue either met or exceeded expectations, enabling strong Gross Profit growth from ($0.1 million) for the first quarter of 2023 to $6.9 million for the first quarter of 2024.

●	Record Adjusted EBITDA of $5.1 million – Adjusted EBITDA (non-GAAP) ramped from ($2.9 million) to $5.1 million, an increase of $8.0 million driven by strong revenue growth and cost discipline.

Gross Profit by Quarter

●	General and administrative expenses excluding depreciation and amortization decreased by approximately $366 thousand or 8% for the first quarter of 2024 - to $4.0 million from $4.4 million compared to the first quarter of 2023. Stock-based compensation costs were lower, at $656 thousand, for the first quarter of 2024.

●	Legal fees were reduced by approximately $469 thousand - compared to the three months ended March 31, 2023, mainly attributable to fewer legal fees associated with Project Dorothy 1A and 1B with Spring Lane.

●	General and administrative stock-based compensation expense decreased by approximately $166 thousand - for the three months ended March 31, 2024, compared to the three months ended March 31, 2023, due to an acceleration of the Company’s grants and awards that occurred in May of 2023

●	Investor relations decreased by $92 thousand - compared to the three months ended March 31, 2023, due to expenses associated with higher investor acquisition programs, in addition to the Special Meeting held in March 2023.

●	Accounting for warrant modifications - a requirement for Shareholders to vote on modifications to warrants related to the Convertible Loan Note 4th Amendment during the period gave rise to a liability during the first quarter. The impact was to reduce Additional Paid in Capital (APIC) and establish a Current Warrant Liability which was revalued to $6.0 million as of the end of March 2024.

The unaudited financial statements are available online, here. A presentation of this First Quarter Update can also be found online, here.

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Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

John Tunison

Chief Financial Officer

Soluna Holdings, Inc.

jtunison@soluna.io